Exhibit 99.1

MEDIA CONTACT:

Megan Greuling

(704) 943-8208

Megan.Greuling@tree.com

Tree.com Appoints Alex Mandel as Chief Financial Officer

CHARLOTTE, NC (July 30, 2012) — Tree.com, Inc. (NASDAQ:TREE) today announced the appointment of Alex Mandel as Chief Financial Officer (CFO).

Mr. Mandel has worked with the Company as a financial consultant since July 2010. He brings sixteen years of corporate finance experience to the CFO role at Tree.com. Prior to his consultancy, Mr. Mandel was an investment banker advising clients in the Media & Entertainment industry for thirteen years, primarily at Bear, Stearns & Co. Inc.

“Alex has led many critical initiatives over the past 18 months, including streamlining our cost structure, disposing of non-core assets, completing our HLC sale and helping formulate our go-forward strategy,” said Doug Lebda, Chairman and CEO. “I’m thrilled to have him formally join the organization as Chief Financial Officer.”

“I’m very excited to formally join Tree.com,” said Alex Mandel. “This opportunity comes at a pivotal point in the Company’s evolution. We have become a more focused, nimble enterprise, with substantial resources to support our future growth. We foresee numerous opportunities ahead to leverage the Company’s iconic LendingTree brand and scalable operating platform.”

Mr. Mandel holds a B.A. in Economics from Tufts University and an MBA from Columbia Business School.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in consumers’ lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, DegreeTree.com®, LendingTreeAutos.com, DoneRight.com®, ServiceTree.com, InsuranceTree.com® and HealthTree.com. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, education, auto, home services and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.